Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-284608

March 5, 2026

Valero Energy Corporation

Pricing Term Sheet

$850,000,000 5.150% Senior Notes due 2036

Issuer:	Valero Energy Corporation (the “Company”)

Ratings*:	Baa2 (stable) (Moody’s) / BBB (stable) (S&P) / BBB (stable) (Fitch)

Pricing Date:	March 5, 2026

Settlement Date:	March 10, 2026 (T+3)

Denominations:	$2,000 x $1,000

Title:	5.150% Senior Notes due 2036

Principal Amount:	$850,000,000

Maturity Date:	March 10, 2036

Benchmark Treasury:	UST 4.125% due February 15, 2036

Benchmark Treasury Price and Yield:	99-30; 4.132%

Spread to Benchmark Treasury:	T+102 bps

Yield to Maturity:	5.152%

Price to Public:	99.985% of the principal amount

Coupon:	5.150%

Interest Payment Dates:	March 10 and September 10 of each year, commencing September 10, 2026

Make-Whole Call:	T+20 bps prior to December 10, 2035

Par Call:	On and after December 10, 2035

CUSIP/ISIN:	91913YBG4 / US91913YBG44

Joint Book-Running Managers:

SMBC Nikko Securities America, Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

Co-Managers:	BBVA Securities Inc. PNC Capital Markets LLC RBC Capital Markets, LLC TD Securities (USA) LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made to investors on or about March 10, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the date of delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SMBC Nikko Securities America, Inc. at 1 (888) 868-6856, Citigroup Global Markets Inc. at 1 (800) 831-9146, MUFG Securities Americas Inc. at 1 (877) 649-6848 and Wells Fargo Securities, LLC at 1 (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on March 5, 2026 relating to the prospectus dated January 30, 2025.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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